Exhibit 23.4

CONSENT OF QUALIFIED PERSON

To: U.S. Securities and Exchange Commission

Re: Registration Statement on Form F-1 of Foremost Lithium Resource and Technology Ltd. (the “Company”)

I, Mark Fedikow of Mount Morgan Resources Ltd., in connection with the Company’s Registration Statement on Form F- 1 (and any amendments or supplements and/or exhibits thereto, the “Registration Statement”), consent to:

●	the public filing by the Company and use of the technical report titled “TECHNICAL REPORT ON THE ZORO LITHIUM PROJECT, SNOW LAKE, MANITOBA” (the “Technical Report”), with an effective date of December 28, 2022 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Registration Statement;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and any such Technical Report; and

●	any extracts from or a summary of the Technical Report in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement.

I am responsible for authoring, and this consent pertains to, portions of Sections 1 through 12 and 14 through 23 of the Technical Report. I certify that I have read the Registration Statement and that both fairly and accurately represent the information in the sections of the Technical Report for which I am responsible.

Dated:	January 17, 2023

By:	/s/ Mark Fedikow
Name:	Mark Fedikow
Title:	Geologist, AIPG CPG #110